Exhibit 10.1

[Letterhead of MacDermid]

May 23, 2011

Daniel H. Leever

1397 Vail Valley Drive

Vail, CO 81657

Re:	Severance Agreement

Dear Dan:

I write to confirm our agreement regarding severance in the case where your employment with MacDermid Incorporated (“MacDermid”) is involuntarily terminated without Cause (as defined herein). If your employment is involuntarily terminated without Cause then you will be paid a severance equal to two (2) years base salary, based upon the then most recent one (1) year period and two (2) years target bonus based upon the then current and applicable bonus plan for you as approved by the board of directors. If the conditions hereof are satisfied, the severance will become payable on the 91st day after your involuntary termination without Cause. No severance will be paid if you voluntarily leave your position or are terminated for Cause. In order to receive the foregoing severance payment, you will be required to execute and effectuate (without revoking) MacDermid’s standard termination agreement containing a full, final general release in favor of MacDermid and its affiliates and will be required to sign and abide by MacDermid’s Standard Employee Agreement, including without limitation its noncompetition provisions.

As used in this agreement, Cause shall mean:

1.	CAUSE:

(i)	you are charged with, convicted of, or plead guilty or nolo contendere to, any crime constituting a felony or involving dishonesty or moral turpitude;

(ii)	you engage in any activity that amounts to gross negligence and that significantly affects the business affairs, or reputation of the company or;

(iii)	you fail to perform your duties, after receiving notice of such failure from the company in writing; or

(iv)	you commit a gross and willful violation of the Company’s standard policies, or the law, and such violation creates a material liability (actual or potential) for the company.

This agreement is contingent upon your signing MacDermid’s standard Employee Agreement which contains, among other things, a one (1) year non-compete, and this agreement shall serve as additional consideration for your performance under the Employee Agreement. You will at all times be an at will employee. Please indicate your acceptance and agreement by countersigning and returning this letter to my attention.

Sincerely,

/s/ John L. Cordani
John L. Cordani

Accepted and Agreed

/s/ Daniel H. Leever
Name:	Daniel H. Leever
Date:	May 25, 2011